Exhibit 99.1

NEWS release

P.O. Box 10

Manitowoc, WI 54221-0010

For further information, contact:

Rachel Oakes, Marketing Communications Manager

Phone: (608) 372-0216 | roakes@bankfirstwi.bank

FOR IMMEDIATE RELEASE

Bank First completes merger with Tomah Bancshares, Inc. (Timberwood Bank)

MANITOWOC, Wis, May 18, 2020 -- Bank First Corporation (NASDAQ: BFC) (“Bank First”), the holding company for Bank First, N.A., is pleased to announce the completion of its merger with Tomah Bancshares, Inc. (“Timberwood”), parent company of Timberwood Bank. The merger was finalized on Friday, May 15, 2020, with system conversions occurring over the weekend. On Monday, May 18, 2020, Timberwood Bank in Tomah opened as a Bank First location.

“On behalf of Bank First, I would like to wish a warm welcome to Timberwood Bank customers, employees and shareholders who are joining us through this merger,” stated Mike Molepske, President and Chief Executive Officer of Bank First. “I am excited for our future together and affirm our commitment as a relationship-based community bank to continue to serve Tomah and the surrounding communities with personal service and valuable financial solutions.”

The Bank First branch located in downtown Tomah at 1021 Superior Avenue will remain open until the end of this year while the bank completes renovations at the new office at 110 West Veterans Avenue.

An Opening Celebration is scheduled for both the downtown and north Tomah locations the week of June 1-5, 2020. Bank First customers and members of the community will be able to enter daily gift card drawings, as well as nominate a local non-profit organization for Bank First to donate. Bank First plans to host a Ribbon Cutting and Grand Opening celebration once renovations are complete at the West Veterans location.

Under the terms of the Agreement, each Timberwood Bank shareholder will receive 5.1445 shares of BFC common stock for each share of Timberwood Bank common stock they own. The aggregate consideration was approximately $29,430,000 million based on the $51.04 per share valuation of Bank First common stock on the closing date of May 15, 2020, as defined within the Agreement.

Transaction details

Piper Sandler + Partners, L.P. served as financial advisor to Bank First and Barack Ferrazzano Kirschbaum & Nagelberg LLP served as legal counsel. Vining Sparks IBG, LP served as financial advisor to Timberwood Bank and Godfrey & Kahn S.C. served as legal counsel.

Bank First Corporation

Bank First Corporation is a bank holding company headquartered in Manitowoc, Wisconsin with total assets of approximately $2.6 billion. Its principal activity is the ownership and operation of Bank First, a nationally-chartered community bank that operates 24 branches in Wisconsin. The bank’s history dates back to 1894 when it was founded as the Bank of Manitowoc. For more information on Bank First, please visit www.bankfirstwi.bank.

Bank First Corporation provides financial services through its subsidiary, Bank First, which was incorporated in 1894. The Bank is an independent community bank with 24 banking locations in Wisconsin. The Bank has grown through both acquisitions and de novo branch expansion. The Bank offers loan, deposit and treasury management products at each of its banking offices. Insurance services are available through our bond with Ansay & Associates, LLC. Trust, investment advisory and other financial services are offered through the Bank’s partnership with Legacy Private Trust, an alliance with Morgan Stanley and an affiliation with McKenzie Financial Services, LLC. The Bank is a co-owner of a data processing subsidiary, UFS, LLC, which provides data and technology services to banks in the Midwest. The Company employs approximately 307 full-time equivalent staff and has assets of approximately $2.6 billion. Further information about Bank First Corporation is available by clicking on the Investor Relations tab at www.BankFirstWI.bank.

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Forward Looking Statements: This news release may contain certain “forward-looking statements” that represent Bank First Corporation’s expectations or beliefs concerning future events. Such forward-looking statements are about matters that are inherently subject to risks and uncertainties. Because of the risks and uncertainties inherent in forward looking statements, readers are cautioned not to place undue reliance on them, whether included in this news release or made elsewhere from time to time by Bank First Corporation or on its behalf. Bank First Corporation disclaims any obligation to update such forward-looking statements. In addition, statements regarding historical stock price performance are not indicative of or guarantees of future price performance.